Exhibit 99.1
Hillenbrand, Inc. Issues Guidance for Fiscal Year 2009
in Advance of Analyst/Investor Conference
BATESVILLE, Ind., Dec. 3, 2008, Hillenbrand, Inc. (NYSE:HI) — /PR Newswire-First Call/ — Hillenbrand, Inc. has issued fiscal year 2009 guidance in advance of its Analyst/Investor Conference taking place today in New York City. Kenneth A. Camp, Hillenbrand’s president and chief executive officer, will host the conference and also provide details regarding the company’s 2009-2011 growth strategy.
“Despite the current challenges facing the U.S. economy, we believe we are well-positioned to again deliver solid results in 2009,” said Camp. “The strategy we will discuss at this conference will reflect organic growth in the casket and cremation products business. We will also outline our plan to build on the company’s substantial core competencies and employ our predictable cash flows and strong balance sheet to pursue additional growth initiatives.”
Camp, along with Cindy Lucchese, senior vice president and chief financial officer, and Joe Raver, president and chief operating officer of Batesville Casket Company, will present at the conference and be available for questions.
The company will sponsor a live webcast of the three-hour conference, with audio and accompanying slides, at 9 a.m. ET. To log on, go to http://ir.hillenbrandinc.com and choose “Hillenbrand Investor Day” under Events & Presentations. The full presentation and slides also will be archived on the company’s Web site under Investor Relations.
Guidance for Fiscal Year 2009
In FY09, Hillenbrand expects revenues to increase 2.5 to 4.7 percent over FY08, ranging from $695 million to $710 million, with earnings per diluted share ranging from $1.54 to $1.66. Net income is projected to be between $95 million and $102 million. Excluding $18.5 million of estimated non-operating legal costs related to antitrust litigation, we expect fiscal 2009 earnings per diluted share to range from $1.73 to $1.85. FY09 guidance does not include any impact from future mergers, acquisitions or partnerships.

See the table below for a summary of the 2009 guidance:
Hillenbrand, Inc.
(Amounts in millions, except per share data)

	Fiscal year ending September 30
		FY 09 Range
	FY 08	Low	High
Net revenues	$678	$695	$710
Income before taxes	$153	$149	$157
Tax rate	39.2%	36.0%	35.0%
Net income	$93	$95	$102
Average diluted shares outstanding	63	62	62
Diluted net income per share	$1.49	$1.54	$1.66

Excluding certain non-operating costs (anti-trust litigation and separation*)
Net income	$108	$107	$114
Diluted net income per share	$1.73	$1.73	$1.85
*Non-GAAP Financial Disclosures and Reconciliations for Fiscal Year 2008 and 2009 Guidance
While Hillenbrand, Inc. reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand, Inc. uses the non-GAAP measures to evaluate and manage its operations and provides the information to investors so they can see the results “through the eyes” of management. Hillenbrand further believes that providing this information better enables investors to understand the ongoing operating performance of the company. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Hillenbrand, Inc. Reconciliation to GAAP
(Amounts in millions)

				Fiscal Year 2009 Range
	Fiscal Year 2008			Low			High
	Pre-	Income	Post-	Pre-	Income	Post-	Pre-	Income	Post-
	Tax	Taxes	Tax	Tax	Taxes	Tax	Tax	Taxes	Tax
GAAP income	$153.3	$60.1	$93.2	$148.8	$53.6	$95.2	$157.5	$55.1	$102.4

Certain non-operating costs:
Antitrust litigation	3.3	1.2	2.1	18.5	6.6	11.9	18.5	6.5	12.0
Separation	15.6	2.6	13.0	0.0	0.0	0.0	0.0	0.0	0.0

Adjusted income	$172.2	$63.9	$108.3	$167.3	$60.2	$107.1	$176.0	$61.6	$114.4

Additional assumptions and discussion will be provided during the company’s Analyst/Investor Conference and webcast to be held later today.

Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the company’s future plans, objectives, beliefs, expectations, representations and projections. The company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the company’s ongoing antitrust litigation; the company’s dependence on its relationships with several large national providers; continued fluctuations in mortality rates and increased cremations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; failure of the company’s announced strategic initiatives to achieve expected growth, efficiencies or cost reductions; disruptions in the company’s business or other adverse consequences resulting from the separation of Hillenbrand Industries into two operating companies; failure of the company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances; competition from nontraditional sources in the funeral services business; volatility of the company’s investment portfolio; increased costs or unavailability of raw materials; labor disruptions; the ability to retain executive officers and other key personnel; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the company’s information statement filed as Exhibit 99.1 to the company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on March 18, 2008, and, when filed, the company’s Annual Report on Form 10-K for the year ended Sept. 30, 2008. The company assumes no obligation to update or revise any forward looking information.
About Hillenbrand, Inc.
Hillenbrand, Inc. (www.HillenbrandInc.com) is the holding company for Batesville Casket Company, a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing and other personalization and memorialization products. HI-INC-F
CONTACT
Investor Relations for Hillenbrand, Inc.
Mark R. Lanning, Vice President, Investor Relations, and Treasurer
Phone: 812-934-7256
E-mail: mrlanning@hillenbrand.com
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